EXHIBIT 10(2)

LICENSE AND EXCLUSIVE MARKETING AGREEMENT

THIS LICENSE AND MARKETING AGREEMENT (the “Agreement”) is dated as of the date of last signature hereto (the “Effective Date”) and is between Ideal Marketing Concepts, LLC, a California limited liability company, with its principal place of business located at 77-621 Enfield Lane, Suite 2, Palm Desert, CA 92211 (“Ideal”), and ReliaBrand Inc., with its principal place of business located at 430 Banks Road Suite 100, Kelowna, BC Canada (“ReliaBrand”).

The parties wish to set forth the terms and conditions under which ReliaBrand will grant to Ideal certain rights with respect to the Adiri® product line described in Exhibit A attached hereto, together with all variants, extensions, components, modifications, and private label brands thereof (collectively, the “Product Line”), and associated intellectual property. Accordingly, in consideration of the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.           Definitions.  For purposes of this Agreement:

(a)           Adjusted Gross Revenues.  “Adjusted Gross Revenues” shall mean the gross proceeds actually received by or credited to ReliaBrand (or its affiliates, successors or assigns) as a result of sales of the Product Line through All Other Channels, exclusive of sales taxes and less only shipping and handling charges.

(b)           Adjusted Proceeds.  “Adjusted Proceeds” shall mean the gross proceeds actually received by Ideal as a result of sales of the Product Line through the Direct Response Channels, less the Ideal Costs.

(c)           All Other Channels.  “All Other Channels” shall mean the methods of selling the Product Line through all channels other than the Direct Response Channels as set forth below, including but not limited to, sales generated through catalog sales, to wholesalers and retailers, and Internet websites not advertised in the television commercial(s) produced by Ideal hereunder.

(d)           Direct Response Channels.  “Direct Response Channels” shall mean (i) the methods of selling the Product Line directly to consumers (i.e., without an intervening wholesaler or retailer) who order in response to the Commercial (as defined below) via a toll-free telephone number, mailing address, or Internet website advertised in broadcast media, and (ii) electronic home shopping television programming.

(e)           Ideal Costs.  “Ideal Costs” shall mean all costs incurred by Ideal in connection with the development, marketing, distribution and sale of the Product Line, including, but not limited to:

(1)	Ideal’s business overhead costs related to this Agreement;
(2)	Taxes, shipping and handling charges, returns, refunds, and bad debt incurred by Ideal through the Direct Response Channel;

(3)	The cost of all Product Line inventory purchased by Ideal from ReliaBrand (pursuant to Section 3, below) for sale in the Direct Response Channels;
(4)
Any costs incurred by Ideal with respect to (A) the production and/or airing of any television commercials produced by Ideal featuring the Product Line, including without limitation, all costs for filming, lighting, recording and editing; (B) fulfillment setup; (C) all costs incurred by Ideal with respect to the creation and maintenance of any website promoting sales of the Product Line through the Direct Response Channels; and (D) all costs incurred by Ideal with respect to any media placements for the Product Line; and

(5)	Any and all other reasonable expenses incurred by Ideal in the development, marketing, distribution and sales of the Product Line through the Direct Response Channels.

(f)           Territory.  The “Territory” shall initially mean North America. Notwithstanding the foregoing, Ideal shall: (i) have the right to expand the Territory into any foreign country with ReliaBrand’s reasonable prior approval, and (ii) have the right of first refusal for any distribution of the Product Line and/or license of ReliaBrand’s Intellectual Property outside of North America.

2.           License Rights.

(a)           Grant of Rights. Subject to the terms and conditions of this Agreement, ReliaBrand hereby grants to Ideal during the term hereof the following rights on an exclusive basis in and through the Direct Response Channels throughout the Territory (except with respect to the Internet which shall be worldwide) (collectively, the “License Rights”):

(1)           Promotional Rights. The rights to advertise, promote, market, sell and otherwise distribute (collectively, “Promote” and grammatical variants thereof) the Product Line, either by itself or together with other merchandise;

(2)           Use of Intellectual Property. The right to practice and use ReliaBrand’s Intellectual Property (as defined in Section 2(b) hereof) to the extent Ideal deems necessary or appropriate in order to Promote the Product Line as contemplated hereby;

(3)           Product Groupings. The right to develop such groupings and ensembles of the Product Line and other ancillary goods for sale as Ideal may determine; and

(4)           Sublicensing. The right to sublicense any and all of the License Rights to such third party or parties as Ideal, in its sole judgment, may deem appropriate, provided that all sublicensees shall agree to comply with any use restrictions set forth in this Agreement applicable to the rights sublicensed hereunder.

(b)           ReliaBrand’s Intellectual Property. For purposes of this Agreement:

(1)           ReliaBrand’s Intellectual Property. “ReliaBrand’s Intellectual Property” shall mean, collectively, all Patents (as defined in Section 2(b)(2) hereof), trademarks, trade names, copyrights, trade secrets, technical data, designs, information, know-how, and other intellectual property rights which ReliaBrand may now or hereafter own or control with respect to the Product Line and which are or may be necessary or useful for the practice of the Patents and the exercise of the License Rights as authorized hereby (including, without limitation, those identified in Exhibit A hereto).

(2)           Patents. “Patents” shall mean any and all patents and patent applications throughout the world and all substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues or extensions thereof relating to the Product Line which may be prosecuted or maintained by ReliaBrand at any time during the term of this Agreement, and shall cover all improvements thereto (i.e., all new or useful inventions, processes, and improvements, patentable or unpatentable, relating in any way to or arising from the Product Line, conceived or first reduced to practice or demonstrated to have utility by ReliaBrand or its affiliates during the term of this Agreement).

(c)           ReliaBrand’s Reserved Rights.  ReliaBrand hereby reserves the exclusive right (the “Reserved Rights”) to Promote and manufacture the Product Line in and through All Other Channels, including but not limited to, through catalog sales, to wholesalers and retailers, and Internet websites not advertised in the television commercial(s) produced by Ideal hereunder.  In connection with the foregoing, Ideal agrees to use commercially reasonable efforts to assist ReliaBrand with securing retail placement for the Product Line.

(d)           Materials to be Delivered by ReliaBrand. At no cost to Ideal, and upon request, ReliaBrand shall deliver samples of the Product Line to Ideal to be used in the Commercial produced hereunder.

(e)           Exclusivity. Subject to the terms and conditions of this Agreement, the License Rights shall be exclusive to Ideal within the Territory. Without limiting the generality of the foregoing sentence (and subject to ReliaBrand’s Reserved Rights), so long as the License Rights shall be held exclusively by Ideal, ReliaBrand may not, without Ideal’s prior written consent: (i) license any of ReliaBrand’s Intellectual Property or otherwise grant the right to any other person or entity to engage in Promotion of the Product Line or any competing product(s) in the Direct Response Channels; or (ii) sell the Product Line or any competing product(s) to any other person or entity for distribution or resale in the Direct Response Channels.

2.           Television Advertising.

(a)           Generally. Ideal shall cause one or more direct response television advertisements Promoting the Product Line to be produced (such advertisement(s), as it/they may be subsequently edited, supplemented, excerpted or otherwise modified, being hereinafter referred to as the “Commercial(s)”). Ideal may, in the exercise of its discretion hereunder, produce either one or more short-form Commercials (i.e., 60 or 120 seconds in length) or long-form Commercials (i.e., 28:30 minutes in length) or both. Notwithstanding Section 1 above, Ideal shall bear all costs incurred from and after the Effective Date in connection with the production, editing and airing of the Commercial.

(b)           Production and Airing. Ideal shall retain complete authority with respect to all aspects of the creation, production, editing, broadcasting and other transmission and distribution of the Commercial (including, without limitation, approving and editing the scripts and retaining such persons or entities as Ideal deems appropriate in connection with the creation, production, editing, broadcasting or other transmission or distribution thereof), subject to ReliaBrand’s right of reasonable approval over any product efficacy claims contained in the script prior to commencement of production. Ideal shall be solely responsible for the airing of the Commercial via such media, at such times, with such frequency, in such markets and on such networks and stations as Ideal, in its sole judgment, shall determine. Ideal shall have no liability whatsoever to ReliaBrand arising from or in connection with any action or determination made by Ideal in the good faith exercise of its business judgment regarding the matters referenced in this Section 2(b).

(c)           Substantiation and Documentation of Product Line Attributes. The Commercial shall be based upon such attributes of and claims made about the Product Line as have been documented or substantiated to Ideal’s satisfaction by ReliaBrand.  ReliaBrand shall, at its own expense, develop and substantiate all claims related to the product’s efficacy and provide Ideal with all such documentation and substantiation as Ideal shall reasonably determine to be necessary to facilitate compliance with all applicable laws in the jurisdictions within which the Commercial is intended to be shown (including, without limitation, providing the results of any and all tests and other information concerning the use of the Product Line to which ReliaBrand has access). If Ideal wishes to make any further claims about the Product Line attributes, Ideal shall at its own expense, develop and substantiate any such additional claims, and ReliaBrand shall reasonably cooperate in the development of such claims as requested by Ideal.

(d)           Home Shopping Television.  Ideal shall use reasonable best efforts to secure the placement of the Product Line on electronic home shopping television programming (e.g., QVC, HSN, etc.), in the United States and internationally.

(e)           Talent/Spokesperson.  Upon the prior mutual written agreement of the parties hereto, Ideal may elect to hire celebrity talent and/or a spokesperson (“Talent”) in connection with Ideal’s Promotion of the Product Line through the Direct Response Channels.  In such event, Talent’s compensation (which may include: fees, royalties, and/or a grant of stock), shall be allocated between the parties hereto, as further agreed upon by the parties in good faith.

3.           Supply.  ReliaBrand shall be responsible for entering into arrangements for the supply of the Product Line to Ideal in quantities as Ideal may require.  ReliaBrand shall ship the Product Line, at its sole expense, in quantities as requested by Ideal, to a fulfillment center of Ideal’s choosing on the following consignment basis: (i) Ideal shall reimburse ReliaBrand for its actual costs of manufacturing the products once the products are sold in the Direct Response Channels, if at all; (ii) in connection with the foregoing, Ideal shall, on a monthly basis, determine sales for the preceding month, with payment due for the same 60 days thereafter; and (iii) in the event any products are not sold, Ideal would have the right to return such products to ReliaBrand, at ReliaBrand’s cost, with no further obligation on the part of Ideal.

4.           Consideration.

(a)           Direct Response Channels. In consideration of the License Rights and subject to the terms and conditions of this Agreement, Ideal shall pay to ReliaBrand a royalty (the “ReliaBrand Royalty”) equal to fifty percent (50%) of the Adjusted Proceeds.  For the avoidance of doubt, the Ideal Costs shall first be reimbursed to Ideal prior to any distribution of the ReliaBrand Royalty.

(b)           All Other Channels. In consideration of Ideal’s Promotion of the Product Line in the Direct Response Channels, ReliaBrand shall pay to Ideal a royalty (the “Ideal Royalty”) equal to five percent (5%) of the Adjusted Gross Revenues.  The Ideal Royalty shall continue to be payable by ReliaBrand (or its successors and assigns) to Ideal (or its successors or assigns) for a period of eight (8) years (the “Tail”) following any termination or expiration of this Agreement, regardless of the reason thereof.  For purposes of this Agreement, the ReliaBrand Royalty and the Ideal Royalty may each be referred to herein as the “Royalties.”

(c)            Remittance and Reporting. Within 30 days following the end of each calendar quarter, each party shall (i) pay the other party all Royalties for such quarter; and (ii) deliver to the other party a detailed written statement setting forth its calculations of such Royalties.

(d)           Records and Audit Rights. Each party shall keep complete and accurate records of all sales which are subject to payment of Royalties hereunder, and the other party may cause such records to be audited once per calendar year during the term of this Agreement to verify the Royalties paid and payable hereunder. Each such audit shall require at least ten business days prior written notice to the other party, shall take place during the hours of 9:00 a.m. to 5:00 p.m., Monday through Friday, and shall be at requesting party’s sole expense.  Notwithstanding anything herein to the contrary, neither party may contest or otherwise subject to review the other party’s calculation and payment of Royalties for any calendar quarter more than 365 days after the date of remittance.

(e)           Grant of Stock to Ideal.  In addition to the foregoing, ReliaBrand shall issue, transfer and assign to Ideal, a total of eight million (8,000,000) shares of ReliaBrand common stock, in restricted form (the “Shares”),  in accordance with the following schedule, but in no event later than eighteen (18) months following full execution hereof: (i) three million (3,000,000) shares upon Ideal’s completion of the initial short-form Commercial, and (ii) five million (5,000,000) shares upon Ideal’s sale of one million dollars ($1,000,000) in gross, of the Product Line through the Direct Response Channels.  In connection with the foregoing, the parties agree to enter into a “Trickle Out” agreement, upon terms and conditions to be negotiated in good faith by the parties.  The Shares will be issued with legends which restrict the transferability of the Shares except in accordance with all federal and state securities laws..

5.           Term; Termination.

(a)           Term. Unless terminated earlier pursuant to Sections 5(b)-5(d), below, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall run for an initial period of four (4) years (the “Initial Term”), and shall thereafter, automatically renew for three (3) additional and consecutive two (2) year “Renewal Terms” (the “Initial Term” and each of the “Renewal Terms” each may be referred to herein as a “Period”) Any renewal thereafter shall require the further mutual written agreement of the parties hereto.

(b)           Termination by ReliaBrand.  Notwithstanding the foregoing, provided that gross sales of the Product Line by Ideal for the preceding Period have not totaled an amount equal to at least one million dollars ($1,000,000) multiplied by the number of years in such Period, ReliaBrand may terminate the Agreement by giving written notice thereof to Ideal within thirty (30) days prior to the end of the then-current Period (with termination to be effective upon expiration of such period).

(c)           Termination by Ideal.  Ideal may discontinue efforts to Promote the Product Line and terminate this Agreement without cause at any time upon not less than sixty (60) days prior notice to ReliaBrand.  In such case, neither party shall have any claim as against the other arising from such termination (including, without limitation, any claim based on delay, lost profits, or loss of opportunity), all such claims having been deemed waived.

(d)           Termination for Material Breach.  Either party may terminate this Agreement in its entirety upon thirty (30) days prior written notice to the other party upon the material breach by the other party of any of its representations, warranties, or agreements contained herein. Upon the expiration of such notice period (and any extension thereof to which the parties may mutually agree), this Agreement shall terminate without the need for further action by either party; provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the nonbreaching party within such 30-day period, then such notice of termination shall be deemed rescinded, and this Agreement shall be deemed reinstated and in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

(e)           Sell-Off Rights. For a period of 12 months following the termination of this Agreement, Ideal may continue to Promote the Product Line and otherwise exercise the License Rights with respect thereto on a nonexclusive basis for the limited purposes of completing any work-in process as of the date of termination and selling off any of its remaining inventory of the Product Line.

(f)           Rights and Duties Upon Termination. Subject only to Section 5(e) hereof, upon the termination of this Agreement, the parties shall have no further rights or obligations hereunder except pursuant to those provisions hereof which expressly or implicitly are intended to survive the termination of this Agreement.

6.           Intellectual Property.

(a)           ReliaBrand’s Intellectual Property.

(1)           Ownership. Subject to the License Rights granted hereby, ReliaBrand shall, as between the parties, retain all worldwide right, title and interest in and to ReliaBrand’s Intellectual Property. Neither Ideal nor any third party shall acquire any right, title or interest in ReliaBrand’s Intellectual Property by virtue of this Agreement or otherwise.

(2)           Notice of Infringement. Each party shall promptly notify the other party of (i) any unauthorized use or possible infringement of any of ReliaBrand’s Intellectual Property by any third party, (ii) any claim or assertion by any third party that such party owns or has a license or other proprietary interest in any of ReliaBrand’s Intellectual Property, or that the Promotion of the Product Line hereunder constitutes unfair competition, copyright or trademark infringement, or otherwise violates such third party's rights, and (iii) any action, suit or proceeding commenced by any third party against ReliaBrand or Ideal relating to the Product Line or any of ReliaBrand’s Intellectual Property.

(3)           Enforcement of Rights. Ideal shall have the right (but shall not be required) to enforce ReliaBrand’s rights in ReliaBrand’s Intellectual Property and shall be solely responsible for all costs of such enforcement efforts (except as the parties may otherwise agree and subject to ReliaBrand’s obligations under Section 9(b) hereof). If Ideal declines to do so in any particular instance, ReliaBrand shall have the right (but shall not be required) to enforce or defend its rights in in ReliaBrand’s Intellectual Property. In such case, ReliaBrand shall be solely responsible for all costs of such enforcement or defense efforts. Each party shall fully inform the other of the status of any such enforcement or defense efforts. The net proceeds (if any) of any settlement, judgment or award resulting from such efforts (i.e., after reimbursement of the parties’ verified expenses) shall be divided between Ideal and ReliaBrand in direct proportion to the expenses thereof borne by each of the parties directly in the legal enforcement and defense efforts.

(b)           Ideal’s Intellectual Property. As between the parties, Ideal shall retain all right, title and interest in and to (i) the entire editorial, visual, audio, and graphic content of all advertisements and promotional materials developed by Ideal in connection with its activities under this Agreement (including, without limitation, the Commercial), (ii) all trademarks developed or controlled by Ideal, whether in connection with the Promotion of the Product Line or otherwise, and (iii) all packaging designs developed by Ideal for the Product Line (collectively, “Ideal’s’ Intellectual Property”). Neither ReliaBrand nor any third party shall acquire any right, title or interest in Ideal’s Intellectual Property by virtue of this Agreement or otherwise. Any unauthorized use of any of Ideal’s Intellectual Property by ReliaBrand or any third party affiliated with ReliaBrand shall be deemed an infringement of the rights of Ideal therein. ReliaBrand shall not in any way or at any time dispute or attack the validity or harm or contest the rights of Ideal in or to any of Ideal’s Intellectual Property. Rather, ReliaBrand shall, at Ideal’s sole expense, fully cooperate with Ideal in maintaining and defending the validity and ownership of Ideal’s Intellectual Property.

7.           Representations and Warranties of ReliaBrand. ReliaBrand makes the following representations and warranties in favor of Ideal, all of which shall be continuing representations and warranties throughout the term of this Agreement:

(a)           Ownership and Authority. ReliaBrand solely owns or otherwise controls, to the exclusion of all other persons and entities, all right, title and interest in and to the Product Line and ReliaBrand’s Intellectual Property and has all necessary power, licenses, clearances and other authorizations to grant to Ideal all of the License Rights and other privileges granted pursuant to this Agreement and permit the Promotion of the Product Line as contemplated herein.

(b)           Third-Party Rights. ReliaBrand has not granted or licensed to any other person or entity any presently subsisting rights with respect to the Product Line or any of ReliaBrand’s Intellectual Property which are inconsistent with the License Rights, and no other person or entity has any rights in or to the Product Line or any of ReliaBrand’s Intellectual Property which are inconsistent with the License Rights.

(c)           No Infringement. (i) Neither the granting of the License Rights nor the exercise thereof by Ideal in accordance with the terms of this Agreement will infringe or otherwise violate the proprietary rights of any person or entity under any patent, trademark, copyright, trade secret or otherwise; (ii) neither the Product Line nor any of ReliaBrand’s Intellectual Property infringes or is alleged to infringe any trademark, copyright, patent or other proprietary right of any person; (iii) there is no patent or patent application, design registration or design application, or trademark or trademark application pending which interferes or potentially interferes with or infringes any of ReliaBrand’s Intellectual Property; and (iv) no person or entity is infringing or making any unauthorized use of any of ReliaBrand’s Intellectual Property. ReliaBrand has taken all reasonable precautions to preserve and document its trade secrets and to protect the secrecy, confidentiality and value thereof.

(d)           No Adverse Claims. ReliaBrand has not previously been and is not, as of the Effective Date, a party to any litigation enforcing or defending its rights in, to or with respect to the Product Line or any of ReliaBrand’s Intellectual Property and is not aware of any actions, proceedings or investigations, whether pending or threatened, that conflict with or question any of the transactions contemplated by, or the validity of, this Agreement or which, if adversely determined, could reasonably be expected to have an adverse effect upon the transactions contemplated by this Agreement. Moreover, to the best of ReliaBrand’s knowledge, neither the granting nor the exercise of the License Rights as contemplated hereby will give rise to any claim of any type by or on behalf of any other person or entity.

(e)           Product Liability Proceedings. ReliaBrand has not previously been and is not, as of the Effective Date, a party to any litigation involving claims of injury to person or damage to property arising from the use of the Product Line, and ReliaBrand is not aware of any such litigation or any other actions, proceedings, claims or investigations, whether past, pending or threatened, involving injury to person or damage to property arising from the use of the Product Line.

(f)           Vendor Claims. ReliaBrand has not previously been and is not, as of the Effective Date, a party to any litigation involving claims of loss or damage incurred by any person or entity associated with providing goods or services in connection with the development, manufacturing or Promotion of the Product Line, and ReliaBrand is not aware of any such litigation or any other actions, proceedings, claims or investigations, whether past, pending or threatened, involving the provision of goods or services in connection with the development, manufacturing or Promotion of the Product Line.

(g)           Product Claims. All claims concerning the Product Line heretofore and hereafter made or provided by ReliaBrand to Ideal are and shall be true and correct and fully substantiated in all material respects and to the full extent required by applicable law.

(h)           Full Disclosure. All documents and other papers delivered by or on behalf of ReliaBrand in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic, and no representation or warranty of ReliaBrand contained in this Agreement contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

8.           General Representations and Warranties. Each party represents and warrants to the other as follows:

(a)           Power and Authorization. It has all requisite power and authority (corporate and otherwise) to enter into and perform its obligations under this Agreement, and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed hereto on its behalf.

(b)           No Conflict. Its execution and delivery of this Agreement and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

(c)           Enforceability. This Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles.

9.           Indemnification.

(a)           Ideal’s Obligations. Subject to Section 9(c) hereof, Ideal shall defend, indemnify and hold harmless ReliaBrand, its affiliates and their respective officers, directors, shareholders, members, employees, licensees, agents, successors and assigns from and against any and all Liabilities (as defined in Section 9(d) hereof) arising in connection with or resulting from Ideal’s breach of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement or negligence, recklessness or intentional misconduct.

(b)           ReliaBrand’s Obligations.  Subject to Section 9(c) hereof, ReliaBrand shall defend, indemnify and hold harmless Ideal, its affiliates and their respective officers, directors, shareholders, members, employees, licensees, agents, successors and assigns from and against any and all Liabilities arising in connection with or resulting from (i) any injury to person or damage to property, occurring in connection with any defect or dangerous condition which may exist in, or result from, the design or manufacture of the Product Line, (ii) ReliaBrand’s Promotion of the Product Line in the All Other Channels, (iii) the infringement of the proprietary rights of any third party as a consequence of Ideal’s practice or use of ReliaBrand’s Intellectual Property in connection with the manufacture, Promotion or use of the Product Line as authorized hereby, (iv) the inaccuracy in any material respect of any information provided by ReliaBrand concerning the Product Line or its properties, attributes or capabilities, or (v) ReliaBrand’s breach of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement or negligence, recklessness or intentional misconduct.

(c)           Exceptions. Notwithstanding anything to the contrary contained herein, neither party shall have any obligation to indemnify, defend or hold harmless hereunder with respect to any Liabilities which are subject to the other party’s indemnification obligations hereunder or which arise out of or result from the breach by the other party of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement or any negligence, recklessness or intentional misconduct by the other party.

(d)           “Liabilities” Defined. For purposes of this Agreement, “Liabilities” shall mean any and all claims of and liabilities to third parties and expenses incurred in connection therewith (whether or not in connection with proceedings before a court, arbitration panel, administrative agency, hearing examiner or other tribunal), including, without limitation, damages (whether direct, consequential, incidental, special, or punitive), judgments, awards, fines, penalties, settlements, investigations, costs, and attorneys’ fees and disbursements.

(e)           Procedure. Promptly after learning of the occurrence of any event which may give rise to its rights under the provisions of this section, each indemnitee hereunder shall give written notice of such matter to the indemnitor. The indemnitee shall cooperate with the indemnitor in the negotiation, compromise and defense of any such matter. The indemnitor shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided that the indemnitor shall promptly notify the indemnitee of all developments in the matter. Without releasing any liability, obligation or undertaking of the indemnitor, the indemnitee may, at its sole discretion and expense, participate in any such proceedings through counsel of its own choosing. Except as otherwise expressly provided below, the indemnitor may not, without the prior written consent of the indemnitee, enter into any compromise or settlement of any such matter the terms of which (i) are not confidential, (ii) in any way admit the indemnitee’s liability or (iii) require the indemnitee to take or refrain from taking any action or make any payment; and the indemnitee shall not be bound by any such compromise or settlement absent its prior consent.

10.           Confidentiality.

(a)           Limitations on Disclosure and Use. Each party shall (and shall cause its officers, employees and agents to) (i) hold all Confidential Information (as defined in Section 10(b) hereof) of the other party disclosed to or otherwise obtained by it in the strictest confidence and protect all such Confidential Information with at least the same degree of care that it exercises with respect to its own proprietary information (which, in any event, shall not be less than a reasonable degree of care under the circumstances) and (ii) use Confidential Information solely for the purposes expressly contemplated by this Agreement. Neither party may disclose Confidential Information of the other party to any third party without first obtaining the express written permission of the other party, and each party shall limit disclosure of Confidential Information of the other party to its officers, employees or agents on a need-to-know basis for purposes of fulfilling its obligations under and achieving the purposes of this Agreement, provided that such persons are bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement.

(b)           “Confidential Information” Defined. For purposes of this Agreement, “Confidential Information” shall mean all nonpublic proprietary information of each party, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, which is designated as (or which, by its nature, is inherently) confidential, including, without limitation, trade secrets, technical specifications, customer or client lists, business information, marketing programs, plans and strategies, financial information, memoranda, work papers, notes, reports and sales information. For purposes of this Agreement, Confidential Information shall not be deemed to include information that (i) is or becomes within the public domain through no act of the receiving party in breach of this Agreement, (ii) was lawfully in the possession of the receiving party without any restriction on disclosure prior to its disclosure hereunder, or (iii) is lawfully received from another source subsequent to the Effective Date without any restriction on disclosure.

(c)           Legally Required Disclosures. If any Confidential Information is required to be disclosed by order of any court of competent jurisdiction or other governmental authority, the party under such order shall timely inform the other party of all such proceedings so that the other party may attempt by appropriate legal means to limit such disclosure. In such case, the party under such order shall use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible.

(d)           Effect of Termination. Promptly after the termination of this Agreement, each party shall return to the other all Confidential Information of the other party in its possession and provide a written verification of such return. Each party’s attorney may retain a copy of such information in a sealed file. Each party’s confidentiality obligations with respect to the Confidential Information of the other shall survive for a period of five years following the termination of this Agreement.

11.           Injunction. The parties acknowledge that any breach of the obligations under Section 10 hereof will result in immediate irreparable and continuing injury to the nonbreaching party for which there is no adequate remedy at law. Accordingly, in the event of any such breach (or threatened breach), the nonbreaching party shall be entitled to seek from any court of competent jurisdiction, preliminary and permanent injunctive relief, without bond, with respect to such breach. The breaching party shall not oppose such relief on the grounds that there is an adequate remedy at law, and such right shall be cumulative and in addition to any other remedies at law or in equity (including monetary damages) which the nonbreaching party may have upon any such breach.

12.           Independent Contractor. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and none of the parties hereto shall have the power to obligate or bind the others in any manner whatsoever. Rather, the relationship created by this Agreement shall be that of independent contractors, and no party or any of its officers, employees, agents or representatives shall be considered an employee or agent of any other party for any purpose whatsoever.

13.           Force Majeure. Neither party shall be responsible for any delay or failure to perform any part of this Agreement to the extent that such delay or failure is caused by fire, flood, explosion, war, strike, labor unrest, riot, embargo, act of governmental, civil or military authority, accident, inability to obtain raw materials or supplies of the Product Line, acts or omissions of carriers, act of God, or other such contingencies beyond its control (a “Force Majeure Event”). Notice with full details of any Force Majeure Event shall be given to the other party as promptly as practicable after its occurrence. The affected party shall use due diligence, where practicable, to minimize the effects of or end any such event so as to facilitate the resumption of full performance hereunder.

14.           Exercise of License Rights; Disclaimer. During the term of this Agreement, Ideal may exercise any or all of the License Rights as it shall determine in the reasonable exercise of its business judgment. Failure by Ideal to exercise any particular right granted hereunder shall not constitute a breach of this Agreement, and Ideal disclaims any obligation to Promote the Product Line by means of any particular right granted hereunder. Ideal makes no representations regarding (i) the geographic markets in which it may Promote the Product Line, or (ii) the quantities of the Product Line which it will sell.

15.           License of Intellectual Property.  This Agreement shall be deemed to constitute an executory contract (i) under which ReliaBrand is a licensor and Ideal is a licensee of intellectual property and (ii) as to which Ideal may make an election under Section 365(n) of the U.S. Bankruptcy Code, 11 U.S.C. Section 365(n), as such Section may be amended from time to time during the term of this Agreement.

16.           Miscellaneous.

(a)           Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be delivered either in person or by U.S. Postal Service or reliable overnight courier service. Notices may also be transmitted by facsimile or electronic mail, provided that proper arrangements are made in advance to facilitate such communications and provide for their security and verification. Notices shall be sent to the following addresses:

If to Ideal: Ideal Marketing Concepts, LLC. 77-621 Enfield Lane, Suite Palm Desert, CA 92211 Attn: Vince Kandis Email: vince@idealmarketingconepts.com	If to ReliaBrand: ReliaBrand, Inc. 430 Banks Road Suite 100 Kelowna, BC Canada Attn: Antal Markus Email: tony@reliabrand.com

Each party may by written notice given to the other(s) in accordance with this Agreement change the address to which notices to such party are to be delivered. Notices shall be deemed received (i) on the same day if delivered in person or by same-day courier, facsimile or electronic mail, (ii) on the next business day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the seventh business day if delivered by postal service, postage prepaid.

(b)           Entire Agreement. This Agreement contains the complete, entire and exclusive statement of the parties’ understanding with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between them with respect to the subject matter hereof. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein.

(c)           Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by all of the parties.

(d)           Waiver of Breach. The failure of any party at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any provisions hereof or the right of any party hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

(e)           Assignment. Either party may assign this Agreement, provided any assignee must execute and deliver a written instrument expressly assuming, ratifying and confirming this Agreement and undertaking to perform and observe all of assignor’s representations, warranties, covenants, obligations, and agreements hereunder. Additionally, either party may, without the other party’s consent, assign this Agreement in connection with any sale, merger or other business combination involving all or substantially all of its stock, other ownership interests or assets. Except as expressly authorized herein, neither party may assign this Agreement or any of its rights or obligations hereunder whether by operation of law or otherwise, without the prior written consent of the other party or parties, and any such attempted assignment without prior written consent shall be void and ineffective. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

(f)           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive and procedural laws of the State of California without regard to the conflict of laws principles of any jurisdiction. The sole and exclusive venue for all disputes arising out of or relating in any way to this Agreement shall be the Superior Court of Los Angeles County, California and the United States District Court for the Central District of California. The parties consent to the personal jurisdiction and venue of such courts and further consent that any process, notice of motion or other application to either such court or a judge thereof may be served outside the State of California by registered or certified mail or by personal service, provided that a reasonable time for appearance is allowed.

(g)           Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

(h)           Survival. The following provisions shall survive the termination of this Agreement: Sections 4, 5(d), 5(e), 6, 7, 8, 9, 10, 11, 15 and 16.

(i)           Interpretation and Construction. This Agreement has been fully and freely negotiated by the parties hereto, and each party and its counsel cooperated in the drafting and preparation of this Agreement. Accordingly, this Agreement shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its participation in the drafting hereof. Moreover, any statute (including, without limitation, California Civil Code Section 1654), rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it shall be inapplicable and is hereby expressly waived.

(j)           Headings. The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this Agreement.

(k)           Attorneys’ Fees. If any action is brought to enforce this Agreement, or to rescind the same, or to collect damages for an alleged breach, or a declaratory judgment thereunder, the prevailing party in such action shall be entitled to an allowance for reasonable attorneys' fees (at the pre-trial, trial and appellate levels), in addition to costs of suit.

(l)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via electronic transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

(m)           Further Actions. Each party shall, without further consideration, execute and deliver such additional documents and instruments and perform all such other and further actions as may be necessary or reasonably requested in order to carry out the purposes and intents of this Agreement.

(n)           Signature Authority. Each signatory to this Agreement has signature authority and has been duly authorized to execute this Agreement on behalf of the party designated below.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

IDEAL MARKETING CONCEPTS, LLC	RELIABRAND, INC.

By:/s/ Vincent S. Kandis	By:/s/ Antal Markus

Name/Title:Vincent S. Kandis, Manager	Name/Title:Antal Markus, President
Date: July 11, 2012	Date: July 11, 2012

Exhibit A

A.           Product Line. ReliaBrand’s currently-entitled Adiri® product line, including but not limited to baby bottles, sippy cups, training cups, teething rings, pacifiers, and related accessories, together with all variants, extensions, components, modifications, and private label brands thereof.

B.           Intellectual Property Rights.

Patents
Patent No.:
Title:
Issuing Nation:
Issue Date:
Inventor:
Record Owner:

Trademarks
Mark:
Registration/Serial No.:
Registration/Filing Date:
Nation of Registration/Filing:
Owner: